Exhibit 5.1

WARD AND SMITH, P.A.
ATTORNEYS AT LAW

December 4, 2002

MountainBank Financial Corporation
201 Wren Drive
Hendersonville, NC 28792

RE:	Our File 010146-0013

Ladies and Gentlemen:

We have acted as counsel to MountainBank Financial Corporation (“MFC”) in connection with the preparation of a Registration Statement on Form S-4 (Registration No. 333-100098), as amended by Pre-Effective Amendment No. 1, including the form of Joint Proxy Statement/Prospectus contained therein (the “Registration Statement”). The Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for purposes of registering under the Act the offer and issuance by MFC of an aggregate of up to 1,030,630 shares of its $4.00 par value common stock (“MFC Common Stock”), and an aggregate of up to 1,535,733 shares of its no par value Series B preferred stock (“MFC Preferred Stock”), to the shareholders of Cardinal Bankshares Corporation (“Cardinal”) pursuant to the terms of a certain Agreement and Plan of Reorganization and Merger dated as of June 20, 2002, and amended as of September 25, 2002, by and between MFC and Cardinal (the “Agreement”). The Agreement is filed as Exhibit 2.1 to the Registration Statement.

The Agreement provides for Cardinal to be merged with and into MFC (the “Merger”). In connection with the Merger, each outstanding share of Cardinal’s common stock (“Cardinal Stock”) held of record by its shareholders (other than shareholders who exercise their statutory right of dissent under Virginia law) will be converted into shares of both MFC Common Stock and MFC Preferred Stock in the manner and at the rate described in the Agreement.

Under the Agreement, consummation of the Merger is subject to the satisfaction of various conditions, including without limitation the approval of MFC’s and Cardinal’s shareholders and the receipt of required regulatory approvals. Also, consummation of the Merger and MFC’s issuance of MFC Preferred Stock are subject to final approval by MFC’s Board of Directors of an amendment to MFC’s Articles of Incorporation in the form included in the Agreement (the “Charter Amendment”), and the filing of the Charter Amendment with the North Carolina Secretary of State, which will authorize those shares to be issued as a separate series of MFC’s existing no par value preferred stock and specify the terms, relative rights, preferences and limitations of the shares.

SUITE 2400   TWO HANNOVER SQUARE   FAYETTEVILLE STREET MALL    PO BOX 2091
RALEIGH, NC 27602-2091

GREENVILLE	NEW BERN	RALEIGH	WILMINGTON
(252) 215-4000	(252) 672-5400	(919) 836-4260	(910) 794-4800

WARD AND SMITH, P.A.

MountainBank Financial Corporation
December 4, 2002

In connection with rendering the opinions set forth in this letter, we have examined or relied upon copies of the following documents:

1.	the Registration Statement and the Joint Proxy Statement/Prospectus contained therein;

2.	the form of Agreement filed as Exhibit 2.1 to the Registration Statement; and

3.	MFC’s Articles of Incorporation, as amended, filed as Exhibit 3.1 to the Registration Statement, and the form of the Charter Amendment included in the Agreement.

We have also examined the minutes of proceedings of MFC’s Board of Directors and such certificates of public officials, records and other certificates and instruments as we have deemed necessary for the purposes of the opinions expressed herein.

In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, (ii) that the minutes of proceedings of MFC’s Board of Directors are accurate and complete and contain minutes of all actions pertaining to the Agreement and the transactions described therein, (iii) that the final, executed versions of all relevant documents, including the Agreement, are identical in all material respects to the versions reviewed by us, and (iv) that the Merger will be completed, and the MFC Common Stock and MFC Preferred Stock will be issued, in accordance with the terms of the Agreement and as described in the Registration Statement.

Based upon and subject to the foregoing, as well as the qualifications set forth in subsequent portions of this letter, we are of the opinion as of this date that when, (i) the Registration Statement has become effective, and upon compliance with the pertinent provisions of the Act, and compliance with the securities or “blue sky” laws of various jurisdictions in which the MFC Stock will be offered, (ii) the Charter Amendment in the form included in the Agreement has been approved by MFC’s Board of Directors, has been filed with the North Carolina Secretary of State, and has become effective, and (iii) the Merger has become effective in accordance with the terms of the Agreement and as described in the Registration Statement, then the MFC Common Stock and MFC Preferred Stock issued to the shareholders of Cardinal in exchange for their shares of Cardinal Stock will be validly issued, fully paid and nonassessible.

In rendering the opinions set forth above, we have assumed, without independent verification, that:

a.	Cardinal has the corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder;

b.
No event will take place subsequent to the date hereof that would cause any action taken in connection with the Agreement or the transactions described therein to fail to comply with any law, rule, regulation, order, judgment, decree or duty, or that would permit any party to cancel, rescind, or otherwise avoid any act;

c.	All certificates of public officials have been properly given and are accurate and complete;

WARD AND SMITH, P.A.

MountainBank Financial Corporation
December 4, 2002

d.
There are no agreements or understandings, or any usage of trade or course of dealing, among the parties that, in any case, would define, supplement or qualify the terms of the Agreement, or the transactions described therein.

In addition, the opinions expressed herein (i) are limited to matters of North Carolina law and the federal laws of the United States of America, (ii) are limited to the matters expressly stated herein, and (iii) except as otherwise expressly specified herein, are limited to matters in existence as of the date hereof. No opinion may be inferred or implied beyond the matters expressly stated, and we undertake no responsibility to revise or supplement this letter or the opinions herein to reflect any change in the law or facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ward and Smith, P.A. under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Yours truly,

/s/     WARD AND SMITH, P.A.

WARD AND SMITH, P.A.